Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

October 5, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Bill Mordan
2.	Reason for the notification
a)	Position / status	General Counsel and Company Secretary - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction

Receipt of ADSs following the vesting of Restricted Stock Units (“RSUs”) awarded under the Shire Long Term Incentive Plan 2015 (“LTIP”) on February 12, 2016. The date of vesting follows the second anniversary of the originally intended date of grant of October 1, 2015. In accordance with the rules of the LTIP, upon vesting the number of ADSs to be delivered was increased by an amount equivalent to the value of dividends paid by the Company in respect of the RSUs from the award date to the date of vesting.

(Details of related disposal of ADSs are referenced in section 5. below.)

c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$0	5,208
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 3, 2017
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Automated disposal of ADSs in relation to the vesting of RSUs referenced in section 4. above. The proceeds of this disposal were used to satisfy personal tax liabilities arising from the vesting of the RSUs.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$153.2803	1,748
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 3, 2017
f)	Place of the transaction	NASDAQ

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com